Exhibit 4.53

[Translated from the original Chinese version]

PURCHASE OPTION AGREEMENT

among

FORTUNE SOFTWARE (BEIJING) CO., LTD.

LINGHAI MA

and

SHENZHEN NEWRAND SECURITIES ADVISORY AND INVESTMENT CO., LTD.

JANUARY 11, 2012

BEIJING, CHINA

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (“this Agreement”) is entered into in Beijing, People’s Republic of China (the “PRC”) on January 11, 2012 by and among:

Party A: Fortune Software (Beijing) Co., Ltd.

Registered address: Room 626, Beijing Aerospace CPMIEC Building, No. 30 Haidian South Road, Haidian District, Beijing

Party B: Linghai Ma

ID No.: 210821197010201014

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Address: Room 1006, 10/F, Block 4, SEG Science & Tech Park, North Huaqiang Rd, Futian District, Shenzhen

WHEREAS,

(1) Party A is a foreign-owned enterprise duly organized and validly existing in Beijing, and has been the important cooperation partner with Party C.

(2) To finance the investment by Party B, Party A has entered into loan agreement with Party B on January 11, 2012, providing Party B with loans of RMB 19,880,215.27.

(3) Party B and Lin Yang are current shareholders of Party C and hold 45% and 55% shares separately in Party C;

(4) Party B hereto wish to grant Party A the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of Party C’s share equity owned by Party B.

NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC.

ARTICLE 1 DEFINITIONS

The terms used in this Agreement shall have the meanings set forth below:

1.1 “This Agreement” means this Purchase Option Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the Parties hereto through written agreements.

1.2 “The PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Taiwan and Macao.

1.3 “Date” means the year, month and day. In this Agreement, “within” or “no later than”, when used before a year, month or day, shall always include the relevant year, month or day.

ARTICLE 2 THE GRANT AND EXERCISE OF PURCHASE OPTION

2.1 The Parties hereto agree that Party A (and only Party A) shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement (including, without limitation, as under applicable laws, when Party B cease to be Party C’s directors or employees, or Party B propose to transfer their share equity in Party C to any party other than the existing shareholders of Party C), the entire or a portion of Party C’s share equity owned by Party B (“Purchase Option”). The Purchase Option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by Party A or any eligible entity designated by Party A.

2.2 Party A may exercise the aforesaid purchase option by delivering a written notice to either Party B or Party C (the “Exercise Notice”).

2.3 Within thirty (30) days of the receipt of the Exercise Notice, Party B shall execute a share/asset transfer contract and other documents (collectively, the “Transfer Documents”) necessary to effect the respective transfer of share equity or assets with Party A (or any eligible party designated by Party A).

2.4 When applicable laws permit the exercise of the purchase option provided hereunder and Party A elects to exercise such purchase option, Party B shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of relevant share equity or assets.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Each party hereto represents to the other parties that:

3.1 Each party hereto represents to the other parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it or its assets are bounded.

3.2 Party B shall declare and guarantee to Party A as follows: (1) Party B is legally registered shareholder of the company and has paid in full of its portion in the registered capital; (2) Party B’s holding of the shares of the company is not attached by any other mortgage, pledge, security interest or other forms of debt burden; (3) Party B has not sold or offered to sell shares of the company to any other parties.

3.3 Party C shall declare and guarantee to Party A as follows: (1) Party C is a company with limited liability duly organized and validly existing in P. R. China; (2) Every substantive area of its business operations are consistent with the provisions of Chinese law.

ARTICLE 4 EXERCISE PRICE

4.1 When it is permitted by applicable laws, Party A (or any eligible party designated by Party A) shall have the right to acquire, at any time, all of share equity owned by Party B, at a price equal to the principal amount lent to Party B under the Loan Agreement. If Party A (or any eligible party designated by Party A) elects to purchase a portion of Party D’s share equity or assets, then the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity or assets to be purchased over the total share equity or assets. When Party A (or a qualified entity designated by party A) is to acquire all or a portion of Party C’s equity share from Party B pursuant to this Agreement, Party A has the right to substitute the principal amounts Party B owe Party A under the Loan Agreement for the purchase prices payable to Party B. When acquiring share equity or assets from Party B pursuant to this Agreement, Party A (or a qualified entity designated by party A) shall pay an actual exercise price based on the exercise price under applicable PRC laws or requirements of relevant authorities, if the exercise price under applicable laws or requirements of relevant authorities is higher than the exercise price under this Agreement.

4.2 Party A (or any qualified entity appointed by Party A) choose to purchase the entire or part of the shares, each of the Party A (or any qualified entity appointed by Party A) shall acquire shares of Party B in Party C in proportion of the loan provided under the Loan Agreement against the total loan provided by Party A to Party B.

ARTICLE 5 OTHER COVENANTS

The Parties further agree as follows:

5.1 Before Party A (or a qualified entity designated by party A) has acquired all the equity of Party C by exercising the purchase option provided hereunder, Party C shall not:

5.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by Party A in writing);

5.1.2 enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by Party A in writing); and

5.1.3 distribute any dividend to its shareholders in any manner.

5.2 Before Party A (or a qualified entity designated by party A) has acquired all the equity of Party C by exercising the purchase option provided hereunder, Party B shall not:

5.2.1 supplement, alter or amend the articles of association of Party C in any manner to the extent that such supplement, alteration or amendment may have a material effect on Party C’s assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);

5.2.2 cause Party C enter into any transaction to the extent such transaction may have a material effect on Party C’s assets, liability, operation, equity or other legal rights (unless such transaction is relating to Party C’s daily operation or has been disclosed to and agreed by Party A in writing); and

5.2.3 cause Party C’s board of directors adopt any resolution on distributing dividends to its shareholders.

5.3 After signing this Agreement, Party B (“Trustor”) shall signed a written authorization which meets the requirements of Party A, authorizing a person appointed by Party A (“ Trustee”) to exercise the entire voting power belongs to the holder of company shares, including but not limited to appoint and elect directors and senior management, such as general manager. The initial term of the written authorization shall be 20 years. Unless Party A notice Trustor in writing to terminate the Authorization, the term shall be automatically renewed after the initial term expires. The above mentioned authorization and entrust shall be made under the circumstance of the Trustee is a Chinese citizen and an employee of Party A, and Party A agrees the above mentioned authorization and entrust. Once the Trustee is no longer employed by Party A or Party A releases a written notice of changing the Trustee, Party B shall repossess the authorizations and entrust to the Trustee and appoint/authorize Party A to appoint another Chinese citizen employee to exercise the entire above mentioned voting power at the Annual General Meeting of the company. The Trustee shall perform the fiduciary obligation in a diligent manner and in accordance with the law and prevent the Trustor from any possible losses/damages due to the entrust (excluding losses/damages due to Trustor’s willful misconduct or gross negligence), otherwise shall be subject to any legal and economic liabilities to the Trustor and the company.

5.4 Party B shall, to the extent permitted by applicable laws, cause Party D’s operational term to be extended to equal the operational term of Party A.

5.5 Party A shall provide or arrange other parties to provide financings to Party C to the extent Party C needs such financing to finance its operation. In the event that Party C is unable to repay such financing due to its losses, Party A shall waive or cause the relevant parties to waive all recourse against Party C with respect to such financing.

5.6 To the extent Party B is subject to any legal or economic liabilities to any institution or individual as a result of performing their obligations under this Agreement or any other agreements between them and Party A, Party A shall provide all support necessary to enable Party B and/or Party C to duly perform their obligations under this Agreement and any other agreements and to hold Party B and/or Party C harmless against any loss or damage caused by their performance of obligations under such agreements.

ARTICLE 6 CONFIDENTIALITY

Each Party shall keep confidential all the content of this Agreement. Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 6, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange of US, PRC or relevant countries; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any Party’s shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a Party or its shareholders’ equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Party A in the event that Party A is not the potential purchaser).

ARTICLE 7 APPLICABLE LAW AND EVENTS OF DEFAULT

7.1 The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

7.2 Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.

ARTICLE 8 DISPUTE RESOLUTION

8.1 Any dispute arising from the performance of this Agreement shall be first subject to the Parties’ friendly consultations. If the parties fail to make a written agreement within thirty days after consultation, such dispute will be submitted for arbitration.

8.2 The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission in Beijing.

8.3 The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 9 EFFECTIVENESS AND TERM

9.1 This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.

9.2 This Agreement may not be terminated without the unanimous consent of all the Parties except Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

ARTICLE 10 AMENDMENT

All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in written form, and agreed by all of the Parties and Party A and Party C have obtained necessary authorization and approvals with respect to such amendment.

ARTICLE 11 COUNTERPARTS

This Agreement is executed in three (3) counterparts with same legal effect. Party A, Party B, and Party C shall each hold one counterpart.

ARTICLE 12 MISCELLANEOUS

12.1 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

12.3 The Parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.

[The remaining of this page is intentionally left blank]

  [Execution page only]

Party A: Fortune Software (Beijing) Co., Limited

Seal:

Authorized Representative (Signature):

Party B: Linghai Ma

(Signature):

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Seal:

Authorized Representative (Signature):